Exhibit 99.5
Dobson Communications Announces Pricing of Offering of Debt Securities
OKLAHOMA CITY, May 11, 2006 — Dobson Communications Corporation (the “Company”) (Nasdaq: DCEL) today announced the pricing of the private offering of $250 million principal amount of 8 3/8% Series B First Priority Senior Secured Notes due 2011 (the “Notes”) by its wholly owned subsidiary Dobson Cellular Systems, Inc. (“Dobson Cellular”).
The Notes will be sold at a price equal to 105% of their principal amount, plus accrued interest from May 1, 2006. The Notes will bear interest at a rate of 8 3/8% and mature on November 1, 2011. Dobson Cellular will have the right to redeem the Notes prior to November 1, 2008 at a redemption price equal to 100% of their principal amount plus a “make-whole” premium. On or after November 1, 2008, Dobson Cellular will have the right to redeem the Notes at a redemption price that will decrease from 104.188% of their principal amount to 100.000% on or after November 1, 2010.
The Company intends to use the net proceeds from the offering, along with cash on hand, to purchase all of Dobson Cellular’s First Priority Senior Secured Floating Rate Notes due 2011 (the “Floating Rate Notes”) tendered pursuant to the previously announced tender offer and consent solicitation and to redeem, defease or otherwise discharge any remaining Floating Rate Notes. The offering of the Notes is expected to close on May 23, 2006, subject to customary closing conditions and Dobson Cellular having accepted for payment all of the Floating Rate Notes tendered pursuant to the tender offer.
The Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Notes have not been registered under the Securities Act of 1933 or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.
This press release contains “forward-looking statements” that are subject to risks and uncertainties. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation J. Warren Henry, Vice President, Investor Relations (405) 529-8820

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